Exhibit 10.8.1
Amendment #1 to
The GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest
Plan
February 13, 2008
          Pursuant to Section 16 of the GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan (the “Plan”), the Plan shall be amended as follows:
1. The definition of “Base Value” in Section 2 of the Plan shall be prospectively amended in its entirety as follows:
““Base Value” means, as determined by the Board pursuant to a consistent methodology, the sum of (x) the aggregate fair market value set forth in the Award Agreement of all Class A Membership Interests and Class B Membership Interests (provided that, with respect to Awards granted during the fiscal year that includes the Closing Date, the value of all Class A Membership Interests and Class B Membership Interests shall equal the Agreed Initial Value (as defined in the GMAC LLC Agreement) increased by an amount equal to a ten percent (10%) per annum compound rate of return from the Grant Date through the end of the Performance Period on such amount set forth in this clause (x) and (y) the amount of Capital Contributions (as defined in the GMAC LLC Agreement) made on or after the Grant Date with respect to Membership Interests (as defined in the GMAC LLC Agreement) or Other Equity Securities (as defined in the GMAC LLC Agreement) (other than Preferred Membership Interests (as defined in the GMAC LLC Agreement)) increased by an amount equal to a ten percent (10%) per annum compound rate of return from the date of each such Capital Contributions through the end of the Performance Period on such amount set forth in clause (y).”
2. Except as amended hereby, all of the terms and conditions of the Plan are hereby ratified and confirmed, and shall remain in full force and effect.